Exhibit 99.1

Imperial announces estimated fourth quarter financial and operating results

For the twelve months ended December 31, 2014

Calgary, February 2, 2015

	Fourth quarter			Twelve months
(millions of dollars, unless noted)	2014	2013	%	2014	2013	%

Net income (U.S. GAAP)	671	1,056	(36)	3,785	2,828	34
Net income per common share
- assuming dilution (dollars)	0.79	1.24	(36)	4.45	3.32	34

Capital and exploration expenditures	1,588	1,567	1	5,654	8,020	(30)

Rich Kruger, Chairman, President and Chief Executive Officer, commented:

Imperial’s competitively advantaged assets, integrated business model and focus on the fundamentals contributed to our ability to deliver strong financial and operating results and industry-leading shareholder return in 2014. Most notable among our achievements was continued strong performance at our flagship Cold Lake operation, continued ramp-up at our Kearl next generation oil sands mine, record refinery capacity utilization and significant growth in petroleum product sales.

Earnings in the fourth quarter were $671 million, or $0.79 per share, a decrease of 36 percent compared with the corresponding 2013 period. Earnings for the full year 2014 were $3,785 million, second highest in company history. Upstream earnings of $2,059 million and Downstream earnings of $1,594 million highlighted the strength of our value chain integration.

Fourth quarter production averaged 315,000 gross oil-equivalent barrels per day, down 14,000 barrels from 2013. Excluding the impact of conventional assets divested earlier in 2014, total production was up 4,000 barrels per day. Production for the full year averaged 310,000 gross oil-equivalent barrels per day, up 12 percent from 2013, excluding divestments.

Quarterly refinery throughput averaged 373,000 barrels per day, down 14,000 barrels from the same period in 2013. In the quarter, refinery capacity utilization averaged 96 percent, excluding planned maintenance at the Sarnia and Nanticoke refineries. Annual refinery capacity utilization reached a record high of 94 percent. Chemical achieved record annual earnings of $229 million on the strength of high polyethylene margins.

Fourth quarter capital and exploration expenditures totalled $1,588 million. Full year capital and exploration expenditures totalled $5,654 million, driven primarily by upstream growth projects Kearl and Nabiye.

The business environment of the past several months, with the dramatic decline in global crude prices, illustrates the cyclical nature of the oil and gas business. Imperial plans and operates its businesses with a long-term perspective that results in resiliency across a wide range of market conditions. Our resiliency is achieved in large part due to our long-life, high-quality assets, integrated business model and ongoing focus on business fundamentals. Consequently, our near-term investment plans remain largely unchanged. However, we will continue to closely monitor and respond to market conditions, rigorously examining operating costs and capital investments to maximize value in whatever business environment we operate in.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

  Fourth quarter highlights

•	Net income totalled $671 million or $0.79 per share on a diluted basis, down 36 percent from $1,056 million or $1.24 per share in the fourth quarter of 2013.

•	Production averaged 315,000 gross oil-equivalent barrels per day, down from 329,000 barrels in the same period of 2013. Excluding the impact of the conventional assets divested earlier in 2014, total production was up 4,000 barrels per day.

•	Refinery throughput averaged 373,000 barrels per day, down from 387,000 barrels in the fourth quarter of 2013. Planned maintenance activities reduced throughput by about 32,000 barrels per day.

•	Petroleum product sales were 480,000 barrels per day, up 19,000 barrels from the fourth quarter of 2013, consistent with the company’s strategy to grow sales in profitable Canadian markets.

•	Chemical earnings were $63 million, up $17 million from the same period in 2013. The results reflected the capture of stronger margins and the effect of processing cost-advantaged ethane feedstock from Marcellus shale gas.

•	Cash generated from operating activities was $1,091 million, a decrease of $568 million from the fourth quarter of 2013, primarily due to lower earnings.

•	Capital and exploration expenditures of $1,588 million were primarily directed at the Kearl expansion and Cold Lake Nabiye upstream growth projects.

•	Kearl gross bitumen production averaged 66,000 barrels per day (47,000 barrels Imperial’s share) in the fourth quarter. A precautionary shutdown, due to excessive vibration in the plant’s ore crusher unit, occurred in November. Excluding this shutdown, production averaged 87,000 barrels per day (62,000 barrels Imperial’s share) in the quarter.

•	Kearl expansion project construction phase was essentially completed. Significant progress was achieved in the quarter and, as previously communicated, the project continues ahead of schedule. Commissioning of facilities commenced in preparation for start-up, which is now slated for the third quarter of 2015 versus the original year-end target.

•	Cold Lake Nabiye project advanced commissioning and start-up activities. Facilities start-up occurred throughout December, followed by initial steam injection into the reservoir in January. Bitumen production is targeted in the first quarter of 2015, ultimately increasing to 40,000 barrels per day, before royalties.

•	WCC LNG project description filed with B.C. Environmental Assessment Office. The filing, required to initiate an environmental assessment, outlines the proposed production, storage and marine transportation of LNG to global markets. A final investment decision, not anticipated in the near term, will ultimately be based on a number of factors, including satisfactory government and regulatory approvals, economic competitiveness, future market conditions and LNG sales agreements.

•	Operating model for remaining company-owned Esso retail stations under evaluation. Approximately 1,200 of the 1,700 Esso-branded sites across Canada operate under a branded wholesaler model. Under this model, Imperial supplies fuel to independent third parties who own and operate retail stations in alignment with Esso brand standards. The assessment will evaluate the opportunity to extend the success of the branded wholesaler model to the remaining 500 company-owned sites as part of Imperial’s Esso growth strategy.

•	Contributed a total of $4.7 million to United Way organizations across Canada. Imperial, ExxonMobil Canada, the companies’ employees, contractors and annuitants generously donated more than $3 million and the Imperial Foundation contributed $1.7 million to national United Way organizations, including net proceeds of almost $300,000 from the sale of a portion of Imperial’s corporate art collection.

Fourth quarter 2014 vs. fourth quarter 2013

The company’s net income for the fourth quarter of 2014 was $671 million or $0.79 per share on a diluted basis, compared with $1,056 million or $1.24 per share for the same period last year.

Upstream net income in the fourth quarter was $218 million versus $411 million in the same period of 2013. Earnings in the fourth quarter of 2014 reflected the impact of lower Canadian crude oil realizations of about $100 million and lower volumes of about $50 million. Earnings in the fourth quarter of 2013 included a $73 million gain from the sale of non-operating assets. These factors were partially offset by the impact of a weaker Canadian dollar of about $40 million.

The company’s average realizations from the sales of synthetic crude oil decreased about 10 percent in the fourth quarter of 2014 to $82.04 per barrel versus $91.65 per barrel in the fourth quarter of 2013. The decreased realizations reflected the lower West Texas Intermediate (WTI) crude oil benchmark price, which was down about 25 percent, partially offset by the weaker Canadian dollar. The company’s average bitumen realizations declined two percent or $0.94 per barrel to $52.37 per barrel, with the narrower price spread between light crude oil and bitumen mitigating the decline in the benchmark crude. The company’s average realizations on natural gas sales of $3.25 per thousand cubic feet in the fourth quarter of 2014 was down six percent compared to $3.45 per thousand cubic feet in the same period 2013.

Gross production of Cold Lake bitumen averaged 152,000 barrels per day in the fourth quarter, versus 155,000 barrels in the same period last year. Lower volumes were primarily due to the cyclic nature of steaming and associated production.

Gross production from the Kearl initial development in the fourth quarter, which was impacted by the November crusher outage, was 66,000 barrels per day (47,000 barrels Imperial’s share) up from 52,000 barrels per day (37,000 barrels Imperial’s share) in the fourth quarter of 2013.

The company’s share of Syncrude’s gross production in the fourth quarter was 73,000 barrels per day, down from 77,000 barrels in the fourth quarter of 2013, primarily the result of increased maintenance activities.

Gross production of conventional crude oil averaged 14,000 barrels per day in the fourth quarter, versus 22,000 barrels in the corresponding period in 2013. The lower production volume was primarily due to the impact of properties divested during the first half of 2014.

Gross production of natural gas during the fourth quarter of 2014 was 159 million cubic feet per day, down from 204 million cubic feet in the same period last year, reflecting the impact of properties divested during the first half of 2014.

Downstream net income was $397 million in the fourth quarter, $228 million lower than the fourth quarter of 2013. Earnings decreased mainly due to lower refining and marketing margins.

Chemical net income in the fourth quarter was $63 million, up from $46 million in the same quarter in 2013. Strong polyethylene margins and the processing of cost-advantaged ethane feedstock from Marcellus shale gas were the main contributors to higher earnings.

Net income effects from Corporate and Other were negative $7 million in the fourth quarter, versus negative $26 million in the same period of 2013 due to lower share-based compensation charges.

The company’s cash balance was $215 million as at December 31, 2014 versus $272 million at the end of 2013.

Cash flow generated from operating activities was $1,091 million in the fourth quarter, $568 million lower than the corresponding period in 2013. Lower cash flow was primarily due to lower earnings.

Fourth quarter 2014 vs. fourth quarter 2013 (continued)

Investing activities used net cash of $1,445 million in the fourth quarter, compared with $1,434 million in the same period of 2013. Additions to property, plant and equipment were $1,438 million in the fourth quarter, compared with $1,526 million during the same quarter in 2013. Expenditures during the quarter were primarily directed towards the advancement of Kearl expansion and Cold Lake Nabiye projects.

Cash from financing activities was $526 million in the fourth quarter, compared with cash used in financing activities of $29 million in the fourth quarter of 2013. In the fourth quarter, the company increased long-term debt by $430 million through its existing loan facility, and increased the level of short-term debt by issuing $208 million in commercial paper. Dividends paid in the fourth quarter of 2014 were $110 million, $8 million higher than the corresponding period in 2013. Per-share dividend paid in the fourth quarter was $0.13, up from $0.12 in the same period of 2013.

Full year highlights

•	Net income totalled $3,785 million, up from $2,828 million in the prior year, the second highest in company history.

•	Net income per common share on a diluted basis was $4.45 compared to $3.32 in 2013.

•	Cash generated from operating activities was $4,405 million, versus $3,292 million in 2013.

•	Capital and exploration expenditures totalled $5,654 million, and include capitalized leases of $186 million. In 2015, expenditures of about $4 billion, including capitalized leases of about $500 million, are anticipated.

•	Gross oil-equivalent barrels of production averaged 310,000 barrels per day, up five percent from 295,000 barrels in 2013. Excluding the impact of 2014 divestments of upstream conventional assets, production was up 12 percent.

•	Refinery throughput averaged 394,000 barrels per day, up five percent from 375,000 barrels in the prior year, adjusted for the Dartmouth refinery shutdown. Annual refinery capacity utilization reached a record high 94 percent.

•	Per-share dividends declared during the year totalled $0.52, up $0.03 per share from 2013.

Full year 2014 vs. full year 2013

Net income in 2014 was $3,785 million, or $4.45 per share on a diluted basis, versus $2,828 million or $3.32 per share in 2013.

Upstream net income in 2014 was $2,059 million, $347 million higher than 2013. Earnings in 2014 included a gain of $478 million from the divestment of conventional upstream producing assets, whereas 2013 included a $73 million gain for the sale of non-operating assets. Earnings also increased due to the impacts of a weaker Canadian dollar of about $280 million and higher liquids volumes of about $100 million, reflecting the incremental contribution from Kearl production. These factors were partially offset by higher royalty costs of about $220 million mainly associated with higher Canadian bitumen realizations, reduced allowable costs and the ramp up of Kearl production, as well as higher energy and other operating costs of about $130 million, and the impact of lower crude oil realizations of about $50 million.

Prices for most of the company’s liquids production are based on WTI crude oil, a common benchmark for mid-continent North American oil markets. WTI was down about $5.14 per barrel in U.S. dollars, or about five percent in 2014, versus 2013. The company’s average bitumen realizations in Canadian dollars in 2014 were $67.20 per barrel versus $60.57 per barrel in 2013 with the lower WTI benchmark price more than offset by the effect of the weaker Canadian dollar and the narrower price spread between light crude oil and bitumen. The company’s average realizations from the sale of synthetic crude oil were largely unchanged from 2013, as the decrease in WTI crude oil benchmark price was essentially offset by the impact of a weaker Canadian dollar. The company’s average realizations on natural gas sales of $4.54 per thousand cubic feet in 2014 were higher by $1.27 per thousand cubic feet versus 2013.

Gross production of Cold Lake bitumen averaged 146,000 barrels per day in 2014, down from 153,000 barrels from last year. Lower volumes were primarily due to the cyclic nature of steaming and associated production and the impact of several unplanned third-party power outages in the first quarter.

Gross production from the Kearl initial development in 2014 was 72,000 barrels per day (51,000 barrels Imperial’s share) versus 23,000 barrels (16,000 barrels Imperial’s share) in 2013.

During 2014, the company’s share of gross production from Syncrude averaged 64,000 barrels per day, compared to 67,000 barrels in 2013, primarily due to higher scheduled and unscheduled maintenance activities.

Gross production of conventional crude oil averaged 18,000 barrels per day in 2014, versus 21,000 barrels in 2013. The lower production volume was primarily due to the impact of properties divested during the first half of 2014.

Full year 2014 vs. full year 2013 (continued)

Gross production of natural gas during 2014 was 168 million cubic feet per day, down from 201 million cubic feet last year. The lower production volume was primarily the result of the impact of divested properties.

Downstream net income was $1,594 million, up $542 million in 2013. Earnings in 2013 included a charge of $280 million associated with the conversion of the Dartmouth refinery to a fuels terminal. Earnings also increased due to the impacts of improved refinery reliability and accessing advantaged crudes of about $330 million, a weaker Canadian dollar of about $130 million and higher marketing margins and sales volumes totalling about $105 million. These factors were partially offset by lower refining margins of about $230 million.

Chemical net income was a record $229 million in 2014, up $67 million over 2013. Strong margins across all major product lines and the processing of cost-advantaged ethane feedstock from Marcellus shale gas beginning in the second quarter of 2014 contributed to these best-ever results.

For 2014, net income effects from Corporate & Other were negative $97 million, versus negative $98 million in 2013.

Key financial and operating data follow.

Forward-Looking Statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the price, supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; project schedules; commercial negotiations; the receipt, in a timely manner, of regulatory and third-party approvals; unanticipated operational disruptions; unexpected technological developments; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Attachment I

IMPERIAL OIL LIMITED

FOURTH QUARTER 2014

	Fourth Quarter		Twelve Months

millions of Canadian dollars, unless noted	2014	2013	2014	2013

Net Income (U.S. GAAP)
Total revenues and other income	8,033	8,363	36,966	32,929
Total expenses	7,163	6,985	31,945	29,192
Income before income taxes	870	1,378	5,021	3,737
Income taxes	199	322	1,236	909
Net income	671	1,056	3,785	2,828

Net income per common share (dollars)	0.80	1.25	4.47	3.34
Net income per common share - assuming dilution (dollars)	0.79	1.24	4.45	3.32

Other Financial Data
Federal excise tax included in operating revenues	397	382	1,562	1,423

Gain/(loss) on asset sales, after tax	28	74	526	120

Total assets at December 31			40,830	37,218

Total debt at December 31			6,891	6,287
Interest coverage ratio - earnings basis
(times covered)			61.3	54.8

Other long-term obligations at December 31			3,565	3,091

Shareholders’ equity at December 31			22,530	19,524
Capital employed at December 31			29,440	25,834
Return on average capital employed (a)
(percent)			13.7	12.9

Dividends declared on common stock
Total	110	109	441	415
Per common share (dollars)	0.13	0.13	0.52	0.49

Millions of common shares outstanding
At December 31			847.6	847.6
Average - assuming dilution	850.2	850.3	850.6	850.6

(a)	Return on capital employed is the net income excluding after-tax cost of financing, divided by the average of beginning and ending capital employed.

Attachment II

IMPERIAL OIL LIMITED

FOURTH QUARTER 2014

	Fourth Quarter		Twelve Months

millions of Canadian dollars	2014	2013	2014	2013

Total cash and cash equivalents at period end	215	272	215	272

Net income	671	1,056	3,785	2,828
Adjustments for non-cash items:
Depreciation and depletion	260	250	1,096	1,110
(Gain)/loss on asset sales	(32)	(90)	(696)	(150)
Deferred income taxes and other	712	206	1,123	482
Changes in operating assets and liabilities	(520)	237	(903)	(978)
Cash flows from (used in) operating activities	1,091	1,659	4,405	3,292

Cash flows from (used in) investing activities	(1,445)	(1,434)	(4,562)	(7,735)
Proceeds associated with asset sales	37	92	851	160

Cash flows from (used in) financing activities	526	(29)	100	4,233

Attachment III

IMPERIAL OIL LIMITED

FOURTH QUARTER 2014

	Fourth Quarter		Twelve Months

millions of Canadian dollars	2014	2013	2014	2013

Net income (U.S. GAAP)
Upstream	218	411	2,059	1,712
Downstream	397	625	1,594	1,052
Chemical	63	46	229	162
Corporate and other	(7)	(26)	(97)	(98)
Net income	671	1,056	3,785	2,828

Revenues and other income
Upstream	2,645	2,396	13,162	10,187
Downstream	6,214	6,725	27,824	27,487
Chemical	386	376	1,804	1,574
Eliminations/Other	(1,212)	(1,134)	(5,824)	(6,319)
Total	8,033	8,363	36,966	32,929

Purchases of crude oil and products
Upstream	1,203	748	5,628	3,778
Downstream	4,578	4,840	21,476	21,628
Chemical	230	239	1,196	1,065
Eliminations	(1,209)	(1,132)	(5,821)	(6,316)
Purchases of crude oil and products	4,802	4,695	22,479	20,155

Production and manufacturing expenses
Upstream	949	881	3,882	3,389
Downstream	439	383	1,564	1,695
Chemical	50	53	216	210
Eliminations	-	(3)	-	(6)
Production and manufacturing expenses	1,438	1,314	5,662	5,288

Capital and exploration expenditures
Upstream	1,294	1,483	4,974	7,755
Downstream	262	59	572	187
Chemical	11	3	26	9
Corporate and other	21	22	82	69
Capital and exploration expenditures	1,588	1,567	5,654	8,020

Exploration expenses charged to income included above	15	49	67	123

Attachment IV

IMPERIAL OIL LIMITED

FOURTH QUARTER 2014

Operating statistics	Fourth Quarter		Twelve Months

	2014	2013	2014	2013

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels per day)
Cold Lake	152	155	146	153
Syncrude	73	77	64	67
Kearl	47	37	51	16
Conventional	14	22	18	21
Total crude oil production	286	291	279	257
NGLs available for sale	2	4	3	4
Total crude oil and NGL production	288	295	282	261

Gross natural gas production (millions of cubic feet per day)	159	204	168	201

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels per day)	315	329	310	295

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	120	132	114	127
Syncrude	68	72	60	65
Kearl	44	33	47	15
Conventional	12	18	14	17
Total crude oil production	244	255	235	224
NGLs available for sale	2	4	2	3
Total crude oil and NGL production	246	259	237	227

Net natural gas production (millions of cubic feet per day)	150	195	156	189

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels per day)	271	292	263	259

Cold Lake blend sales (thousands of barrels per day)	187	203	190	202
Kearl blend sales (thousands of barrels per day)	60	52	69	17
NGL sales (thousands of barrels per day)	6	9	8	9

Average realizations (Canadian dollars)
Conventional crude oil realizations (per barrel)	60.47	77.94	76.03	82.41
NGL realizations (per barrel)	40.68	47.53	49.11	39.26
Natural gas realizations (per thousand cubic feet)	3.25	3.45	4.54	3.27
Synthetic oil realizations (per barrel)	82.04	91.65	99.58	99.69
Bitumen realizations (per barrel)	52.37	53.31	67.20	60.57

Refinery throughput (thousands of barrels per day)	373	387	394	426
Adjusted refinery throughput (b) (thousands of barrels per day)	373	387	394	375
Refinery capacity utilization (c) (percent)	88	92	94	88

Petroleum product sales (thousands of barrels per day)
Gasolines (Mogas)	241	229	244	223
Heating, diesel and jet fuels (Distillates)	177	172	179	160
Heavy fuel oils (HFO)	28	21	22	29
Lube oils and other products (Other)	34	39	40	42
Net petroleum products sales	480	461	485	454
Petrochemical sales (thousands of tonnes)	214	215	953	940

(a)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels
(b)	Refinery operations at the Dartmouth refinery were discontinued on September 16, 2013. 2013 refinery throughput was adjusted to exclude volumes processed at the Dartmouth refinery to facilitate comparison with the corresponding period in 2014.
(c)	Capacity utilization is calculated based on the number of days the refineries were operated as a refinery.

Attachment V

IMPERIAL OIL LIMITED

FOURTH QUARTER 2014

	Net income (U.S. GAAP) (millions of Canadian dollars)	Net income per common share - diluted (dollars)

2010
First Quarter	476	0.56
Second Quarter	517	0.60
Third Quarter	418	0.49
Fourth Quarter	799	0.94
Year	2,210	2.59

2011
First Quarter	781	0.91
Second Quarter	726	0.85
Third Quarter	859	1.01
Fourth Quarter	1,005	1.18
Year	3,371	3.95

2012
First Quarter	1,015	1.19
Second Quarter	635	0.75
Third Quarter	1,040	1.22
Fourth Quarter	1,076	1.26
Year	3,766	4.42

2013
First Quarter	798	0.94
Second Quarter	327	0.38
Third Quarter	647	0.76
Fourth Quarter	1,056	1.24
Year	2,828	3.32

2014
First Quarter	946	1.11
Second Quarter	1,232	1.45
Third Quarter	936	1.10
Fourth Quarter	671	0.79
Year	3,785	4.45